BCB Bancorp, Inc., Announces Quarterly Cash Dividend and Quarterly Earnings

BAYONNE, N.J.--(BUSINESS WIRE)-- BCB Bancorp, Inc., Bayonne, NJ (NASDAQ:BCBP) announced net income of $1.8 million for the three months ended March 31, 2015, as compared to $2.2 million for the three months ended March 31, 2014. Basic and diluted earnings per share were $0.20 for the three months ended March 31, 2015, compared with $0.24 for the three months ended March 31, 2014. The weighted average number of common shares outstanding for the three months ended March 31, 2015 for basic and diluted earnings per share calculations was 8,400,000 and 8,421,000, respectively. The weighted average number of common shares outstanding for the three months ended March 31, 2014 for basic and diluted earnings per share calculations was 8,340,000 and 8,342,000, respectively.

Net income decreased by $389,000, or 17.4 percent, to $1.8 million for the three months ended March 31, 2015, compared with net income of $2.2 million for three months ended March 31, 2014. The decrease in net income was primarily related to an increase in non-interest expense, partly offset by an increase in net interest income and decreases in the provision for loan losses and income tax provision.

Net interest income increased by $527,000, or 4.4 percent, to $12.6 million for the three months ended March 31, 2015 from $12.1 million for the three months ended March 31, 2014. The increase in net interest income resulted primarily from an increase in the average balance of interest earning assets of $108.2 million, or 9.0 percent, to $1.306 billion for the three months ended March 31, 2015 from $1.198 billion for the three months ended March 31, 2014, primarily related to loan growth. The increase in net interest income was partly offset by a decrease in the average yield on interest-earning assets of 13 basis points to 4.75 percent for the three months ended March 31, 2015 from 4.88 percent for the three months ended March 31, 2014, as a result of the low interest rate environment. The average balance of interest bearing liabilities increased by $101.7 million or 10.2 percent to $1.096 billion for the three months ended March 31, 2015 from $994.0 million for the three months ended March 31, 2014. The average cost of interest-bearing liabilities increased by four basis points to 1.07 percent for the three months ended March 31, 2015 from 1.03 percent for the three months ended March 31, 2014, partly relating to an increase in certificate of deposit balances.

Average net loan balances increased by 6.4 percent, when comparing the three-month periods ending March 31, 2015 and December 31, 2014, and by 19.9 percent, when comparing the three-month periods ending March 31, 2015 and March 31, 2014. As a result of this loan growth, interest income on loans increased by $1.69 million, or 12.3 percent, to $15.4 million for the three months ended March 31, 2015 from $13.7 million for the three months ended March 31, 2014. This increase in interest income, partly offset by an increase of $372,000, or 14.5 percent, in interest expense, resulted in a net interest spread of 3.68 percent and a net interest margin of 3.86 percent for the three months ended March 31, 2015. The deployment of funds received from the sale of investment securities in the third quarter of 2014 into higher yielding loan assets contributed to the increase in net interest income.

Total non-interest income decreased by $95,000, or 7.3 percent, to $1.2 million for the three months ended March 31, 2015 from $1.3 million for the three months ended March 31, 2014. Non-interest income reflected a decrease of $101,000, or 13.0 percent, in gain on sale of loans originated for sale to $676,000 for the three months ended March 31, 2015 from $777,000 for the three months ended March 31, 2014.

Total non-interest expense increased by $1.4 million or 16.7 percent to $10.0 million for the three months ended March 31, 2015 from $8.6 million for the three months ended March 31, 2014. Expense increases were incurred in certain areas of the income statement, which included salaries and benefits, occupancy expense, equipment, advertising, REO expense and other non-interest expense, much of which resulted from branch expansion.

Total assets increased by $81.9 million, or 6.3 percent, to $1.384 billion at March 31, 2015 from $1.302 billion at December 31, 2014. Total cash and cash equivalents decreased by $3.6 million, or 11.2 percent, to $28.5 million at March 31, 2015 from $32.1 million at December 31, 2014. Loans receivable, net increased by $86.4 million, or 7.2 percent, to $1.294 billion at March 31, 2015 from $1.208 billion at December 31, 2014. Deposit liabilities increased by $57.3 million, or 5.6 percent, to $1.086 billion at March 31, 2015 from $1.029 billion at December 31, 2014. The Company had $3.0 million in short-term borrowings at March 31, 2015 compared with $26.0 million at December 31, 2014. Long-term borrowed money increased by $47.0 million, or 35.3 percent, to $180.0 million at March 31, 2015 from $133.0 million at December 31, 2014. Stockholders’ equity increased by $700,000, or 0.7 percent, to $103.0 million at March 31, 2015 from $102.3 million at December 31, 2014.

Thomas Coughlin, Chief Executive Officer, commented, “We had a very active quarter with significant loan growth, as the Bank continues to invest in the communities we serve. To maintain this positive momentum we continue investing in new branches, further expanding our footprint and opportunities for business development. Four additional branches have been added over the last 12 months. BCB’s continued expansion entails additional infrastructure and salary costs, resulting in increased non-interest expenses. This is an investment we are confident will bring additional shareholder value in the future.”

Mr. Coughlin continued, “The Board of Directors unanimously declared a quarterly cash dividend of $.14/common share payable on Monday, May 15, 2015, with a record date of May 1, 2015. The continuation of our quarterly cash dividend reflects the prospective confidence our Board has in our ability to deliver value and a competitive return to our shareholders while maintaining our standing as a well capitalized financial institution based upon all quantitative measurements as defined by our regulatory agencies. We remain diligent in our exploration of initiatives that we believe provide the opportunity for growth in both franchise and shareholder value.”

BCB Community Bank presently operates 15 full-service offices in Bayonne, Colonia, Hoboken, Fairfield, Jersey City, Monroe Township, Rutherford, South Orange and Woodbridge, New Jersey, and Staten Island, New York.

Contact
Thomas Keating, Chief Financial Officer – 201.823.0700
or
Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In Thousands, Except Share and Per Share Data, Unaudited)

	March 31,	December 31,
	2015	2014

ASSETS
Cash and amounts due from depository institutions	$8,732	$11,202
Interest-earning deposits	19,803	20,921
Total cash and cash equivalents	28,535	32,123

Interest-earning time deposits	993	993
Securities available for sale	9,593	9,768
Loans held for sale	3,604	3,325
Loans receivable, net of allowance for loan losses of $16,924 and
$16,151, respectively	1,294,230	1,207,850
Federal Home Loan Bank of New York stock, at cost	9,730	8,830
Premises and equipment, net	15,757	14,295
Accrued interest receivable	4,726	4,454
Other real estate owned	2,185	3,485
Deferred income taxes	9,918	9,703
Other assets	4,490	7,074
Total Assets	$1,383,761	$1,301,900

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$141,182	$127,308
Interest bearing deposits	944,717	901,248
Total deposits	1,085,899	1,028,556
Short-term debt	3,000	26,000
Long-term debt	180,000	133,000
Subordinated debentures	4,124	4,124
Other liabilities	7,788	7,968
Total Liabilities	1,280,811	1,199,648

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,343 shares of series A and B 6 percent noncumulative perpetual
preferred stock (liquidation value $10,000 per share)	-	-
Additional paid-in capital preferred stock	13,326	13,326
Common stock; $0.064 par value; 20,000,000 shares authorized, issued 10,939,407 and 10,924,054 at March 31, 2015 and December 31, 2014, respectively,
8,409,144 shares and 8,393,791 shares, respectively outstanding	699	699
Additional paid-in capital common stock	92,879	92,686
Retained earnings	26,452	25,983
Accumulated other comprehensive (loss) income	(1,310)	(1,337)
Treasury stock, at cost, 2,529,263 and 2,530,263 shares, respectively	(29,096)	(29,105)
Total Stockholders' Equity	102,950	102,252

Total Liabilities and Stockholders' Equity	$1,383,761	$1,301,900

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended March 31,
	2015	2014

Interest income:
Loans, including fees	$15,367	$13,681
Investments, taxable	146	915
Investments, non-taxable	-	12
Other interest-earning assets	7	13
Total interest income	15,520	14,621

Interest expense:
Deposits:
Demand	172	121
Savings and club	122	91
Certificates of deposit	1,121	1,092
	1,415	1,304
Borrowed money	1,514	1,253
Total interest expense	2,929	2,557

Net interest income	12,591	12,064
Provision for loan losses	720	1,000

Net interest income after provision for loan losses	11,871	11,064

Non-interest income:
Fees and service charges	500	504
Gain on sales of loans originated for sale	676	777
Other	29	19
Total non-interest income	1,205	1,300

Non-interest expense:
Salaries and employee benefits	5,225	4,461
Occupancy expense of premises	1,310	980
Equipment	1,532	1,357
Professional fees	102	490
Director fees	179	168
Regulatory assessments	275	252
Advertising	438	174
Other real estate owned, net	49	8
Other	874	666
Total non-interest expense	9,984	8,556

Income before income tax provision	3,092	3,808
Income tax provision	1,246	1,573

Net Income	$1,846	$2,235
Preferred stock dividends	202	193
Net Income available to common stockholders	$1,644	$2,042

Net Income per common share-basic and diluted
Basic	$0.20	$0.24
Diluted	$0.20	$0.24

Weighted average number of common shares outstanding
Basic	8,400	8,340
Diluted	8,421	8,342